Exhibit 99.1

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Exelon Corporation                         www.exeloncorp.com
P.O. Box 805379
Chicago, IL 60680-5379

October 11, 2002

Note to Exelon's Financial Community:


                    Commonwealth Edison Receives Audit Report


On October 10, 2002, Commonwealth Edison Company (ComEd) announced that it had received the report on the audit by Liberty Consulting Group (Liberty) related to the pending Delivery Services Rate Case. ComEd is Exelon Corporation's regulated Illinois energy delivery company. This audit was initiated in the course of ComEd's delivery services rate case filed on June 1, 2001. In this case, ComEd seeks to establish rates to be charged customers taking only delivery services from the utility.

Background

Under Illinois law, ComEd was required to offer delivery services to its non-residential customers on a phased-in basis, beginning in October 1999. In order to accomplish this, ComEd filed its first delivery services rate case in early 1999, and the Illinois Commerce Commission (ICC) approved ComEd's first non-residential delivery services rates in August 1999. However, Illinois law also required ComEd to offer delivery services to residential customers beginning in May 2002. To accomplish this, ComEd filed a second delivery services rate case in June 2001. That case seeks to establish ComEd's first residential delivery services rates as well as to update the previously approved non-residential rates.

On April 1, 2002, the ICC issued an interim order in that case. The order set delivery services rates for residential customers choosing a new supplier, beginning May 1, 2002. Traditional bundled rates - rates paid by residential customers that retain ComEd as their electricity supplier - are not affected by this order and will remain frozen through 2006. The rates for non-residential customers taking delivery services were not affected by the interim order. The potential revenue impact of the interim order is not material in 2002.

The interim order is based on an adjusted 2000 test year and approved a $1.527 billion per year jurisdictional delivery services revenue requirement and a $3.580 billion jurisdictional delivery services rate base. In addition, the interim order approved an 8.99% weighted average cost of capital with an 11.72% return on equity, incorporating an agreement that ComEd reached with major parties in the case. Consistent with that agreement with ComEd and other parties to the case, the ICC deemed that it would conduct an audit of portions of ComEd's expenditures, including capital plant expenditures.

Audit Results

The ICC chose Liberty to conduct the audit. The purpose of the audit was to further analyze and establish the reasonableness of certain past investments and expenditures as reflected in the 2000 test year. Specifically, the audit primarily focused on investments made to upgrade the distribution system to improve service and reliability in the wake of the widely publicized outages that occurred in 1999.

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The audit report recognizes ComEd's "extraordinary accomplishment" in inspecting and upgrading the delivery system. However, the audit also concludes that some of the expenditures were needed to "catch-up" with past under-investment and deferred maintenance activities and recommends that some of these expenditures not be included for cost recovery.

Using the interim order as a starting point, Liberty recommends additional disallowances:
o Net rate base reduction of $106 million from $3.58 billion to $3.47 billion.
o Reducing operating expenses, including depreciation, by $141 million, from $1.138 billion to $997 million.
o Reducing delivery services revenue requirement by approximately $153 million, from $1.527 billion to $1.374 billion.

Liberty found all the distribution plant to be used and useful and did not recommend any "used and useful" disallowances.

Potential Impact

With the audit report completed, the rate case moves on to the next phase during which ComEd and other parties will have an opportunity to respond to the audit report. The ICC will then hold hearings on the Liberty audit report and the responses. A final decision should come sometime in the middle of 2003. This decision may revise the existing delivery services rates for customers choosing a supplier other than ComEd. Traditional bundled rates - rates paid by residential customers that retain ComEd as their electricity supplier - are not affected by this order and will remain frozen through 2006. The potential revenue impact of the order is not expected to be material, because the reduction in the delivery services revenue requirement is likely to be largely offset by increases in the competitive transition charges paid by customers who choose a new supplier. It should be noted that currently there are no residential customers taking only delivery service from ComEd, as there is virtually no retail energy supply competition for this customer segment.

Although ComEd intends to contest the Liberty audit findings in the reopened hearings, if the ICC ultimately determines at the conclusion of the hearings that all or some portion of its distribution plant investment is not recoverable through rates, ComEd may be required to write off some or all of the amount of its investment that the ICC determines is not recoverable in this case. Although ComEd cannot currently estimate what portion, if any, of the Liberty audit recommendations the ICC will accept, the estimated potential write-off could be up to approximately $100 million (pre-tax) if the Liberty audit recommendations were to be accepted by the ICC in their entirety. ComEd expects to record a charge of $12 million (pre-tax), or $0.02 per share, in the third quarter of 2002, representing the estimated minimum probable write-off exposure resulting from the audit findings.

If you have questions regarding this matter please contact me at (312) 394-7696 or Marybeth Flater at (312) 394-8354.

Sincerely,

Linda C. Byus, CFA
Vice President Investor Relations

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This note contains certain forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements herein include statements about

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future financial and operating results of Exelon. Economic, business, competitive and/or regulatory factors affecting Exelon's businesses generally could cause actual results to differ materially from those described herein. For a discussion of the factors that could cause actual results to differ materially, please see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Exelon Generation Company's Registration Statement on Form S-4, Reg. No. 333-85496 and Exelon's and Exelon Generation Company's filings with the Securities and Exchange Commission, particularly those discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Outlook" in Exelon's 2001 Annual Report. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this note. Exelon does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this note.